Exhibit 99.1

ALTRIA REPORTS 2010 FIRST-QUARTER RESULTS

•	Altria’s 2010 first-quarter reported diluted earnings per share up 39.3% to $0.39 versus $0.28 in the prior-year period

•	Altria’s 2010 first-quarter adjusted diluted earnings per share up 7.7% to $0.42 versus $0.39 in the prior-year period

•	Cigarettes segment’s operating companies income up 7.6% to $1.2 billion on a reported basis, and up 6.7% to $1.3 billion on an adjusted basis versus the prior-year period

•	Marlboro achieves record retail share of 42.7% in the first quarter of 2010

•	Smokeless products segment’s operating companies income up $180 million to $178 million on a reported basis, and up 49.2% to $188 million on an adjusted basis versus the prior-year period

•	Copenhagen and Skoal’s combined first-quarter retail share increases 1.0 share point versus the prior-year period, and 0.8 share points versus the fourth quarter of 2009

•	Altria reaffirms its 2010 full-year guidance for reported diluted earnings per share in the range of $1.78 to $1.82, from a base of $1.54 per share in 2009

•

Altria reaffirms its 2010 full-year guidance for adjusted diluted earnings per share in the range of $1.85 to $1.89, representing a growth rate of 6% to 8% from an adjusted base of $1.75 per share in 2009

RICHMOND, Va. April 21, 2010 – Altria Group, Inc. (Altria) (NYSE: MO) today announced that its 2010 first-quarter reported diluted earnings per share (EPS) increased 39.3% to $0.39 versus $0.28 in the prior-year period. Reported first-quarter results were higher than results for the prior-year period, due primarily to higher 2010 operating companies income (OCI) from cigarettes, smokeless products and wine, and higher 2010 earnings from Altria’s equity investment in SABMiller plc (SABMiller), due primarily to gains resulting from issuances of common stock by SABMiller, as well as 2009 first-quarter transaction costs and financing fees related to the acquisition of UST. These factors were partially offset by lower OCI from financial services and cigars. Altria’s 2010 first-quarter adjusted diluted EPS increased 7.7% to $0.42 versus $0.39 in the prior-year period as shown in Table 1 below.

“Altria delivered strong adjusted earnings per share growth of 7.7% in a challenging environment, behind strong income growth in our cigarette and smokeless tobacco businesses,”

6601 West Broad Street, Richmond, VA 23230

said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “We continue to be pleased with the performance of our tobacco companies’ brands, particularly Marlboro and Copenhagen. Marlboro achieved record retail share results in the first quarter, and Copenhagen regained its position as the largest smokeless tobacco brand, as measured by retail share.”

“In addition to this strong income performance, Altria increased its dividend by 2.9% to an annualized rate of $1.40 per share, reflecting our new dividend payout ratio target of approximately 80% of adjusted earnings per share, which demonstrates our commitment to return a large amount of cash to shareholders in the form of dividends,” said Mr. Szymanczyk.

Table 1 - Altria’s Adjusted Results Excluding Special Items

	First Quarter
	2010	2009	Change
Reported diluted EPS	$ 0.39	$ 0.28	39.3%
Exit, integration and implementation costs	0.01	0.05
UST acquisition-related costs*	-	0.06
SABMiller special items	0.01	-
Tax items**	0.01	-

Adjusted diluted EPS	$ 0.42	$ 0.39	7.7%

*	Excludes exit and integration costs
**	Elimination of tax deductions for retiree prescription drug subsidies pursuant to the 2010 health care legislation

Dividend Increase

In February 2010, Altria announced that its Board of Directors had voted to increase the regular quarterly dividend by 2.9% to $0.35 per common share versus the previous rate of $0.34 per common share. This dividend increase was consistent with the previously announced change in the dividend payout ratio target from approximately 75% to approximately 80% of its adjusted diluted earnings per share. The new annualized dividend rate is $1.40 per common share. Future dividend payments remain subject to the discretion of Altria’s Board of Directors.

Cost Management

Altria and its companies achieved $43 million in cost savings in the first quarter of 2010. Altria expects to achieve approximately $419 million in additional cost savings by the end of 2011 for total anticipated cost reductions of $1.5 billion versus 2006, as shown in Table 2 below.

Philip Morris USA’s (PM USA) Manufacturing Optimization Program delivered $37 million in cost savings in the first quarter of 2010. PM USA expects to achieve approximately $151 million in additional cost savings by the end of 2011 in connection with this program, for total anticipated cost reductions of $188 million. Altria incurred pre-tax charges of $29 million in the first quarter of 2010 for exit and implementation costs primarily related to this initiative. Altria expects to incur pre-tax charges of approximately $70 million later this year primarily related to this initiative.

Table 2 - Altria and its Companies Cost Reduction Initiatives
($ in Millions)
	Cost Savings Achieved		Additional Cost Savings Expected by	Total Cost Savings Expected
	2007 - 2009	Q1 2010	2011
General corporate expense and SG&A	$ 1,038	$ 6	$ 268	$ 1,312
Manufacturing optimization program	-	37	151	188

Totals	$ 1,038	$ 43	$ 419	$ 1,500

Note: Altria expects to generate an estimated $300 million in UST integration cost savings by the end of 2011. UST integration costs savings are included primarily in the general corporate expense and SG&A line item beginning in 2009.

UST Restructuring and Integration Charges

In January 2009, Altria completed the acquisition of UST LLC (UST) and its subsidiaries, U.S. Smokeless Tobacco Company LLC (USSTC) and Ste. Michelle Wine Estates Ltd. (Ste. Michelle). Altria incurred pre-tax charges of $15 million in the first quarter of 2010 for acquisition-related charges as well as restructuring and integration costs. Altria expects to incur charges of approximately $35 million later this year related to this initiative. Altria expects the UST acquisition to be accretive to its adjusted diluted earnings per share in 2010.

2010 Full-Year Guidance

The business environment for 2010 is likely to remain challenging, as adult consumers remain under economic pressure and face high unemployment. Altria reaffirms that its 2010 full-year guidance for reported diluted EPS is expected to be in the range of $1.78 to $1.82. This forecast includes estimated charges of $0.07 per share related to exit, integration and implementation costs, UST acquisition-related costs and SABMiller special items. Altria reaffirms that its 2010 full-year guidance for adjusted diluted EPS is expected to be in the range of $1.85 to $1.89, representing a forecasted growth rate of 6% to 8% from an adjusted base of $1.75 per share in 2009. Due to different trade inventory dynamics for tobacco products in 2009 versus 2010, Altria expects the second quarter of 2010 to be more challenging for income growth comparison purposes versus the same year-ago period. Altria anticipates that adjusted diluted earnings per share growth will build in the second half of 2010.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. A reconciliation of Altria’s full-year forecasted reported and adjusted diluted earnings per share is shown in Table 3 below.

Table 3 - Altria’s Full-Year Earnings Per Share Forecast Excluding Special Items

	Full Year
	2010	2009	Change
Reported diluted EPS	$1.78 to $1.82	$ 1.54	16% to 18%
Asset impairment, exit, integration and implementation costs	0.04	0.19
UST acquisition-related costs*	0.01	0.06
SABMiller special items	0.02	-
Tax items	-	(0.04)

Adjusted diluted EPS	$1.85 to $1.89	$ 1.75	6% to 8%

*	Excludes exit and integration costs

Conference Call

A conference call with the investment community and news media will be webcast on April 21, 2010 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com.

ALTRIA GROUP, INC.

Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to management for use in the evaluation of segment performance and allocation of resources. For a reconciliation of OCI to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release.

Altria’s reporting segments are Cigarettes, manufactured by PM USA; Smokeless Products, manufactured by USSTC and PM USA; Cigars, manufactured by John Middleton Co. (Middleton); Wine, produced and distributed by Ste. Michelle; and Financial Services, provided by Philip Morris Capital Corporation (PMCC).

Altria’s net revenues increased 27.3% to $5.8 billion, due primarily to higher pricing related to last year’s federal excise tax (FET) increase on tobacco products. Revenues net of excise taxes increased 3.6% to $4.0 billion. Operating income increased 20.1% versus the prior-year period to $1.4 billion, due primarily to higher OCI from cigarettes and smokeless products, and the 2009 UST acquisition-related transaction costs, partially offset by lower OCI from financial services. Altria’s net earnings increased 38.0% versus the prior-year period to $813 million, due primarily to higher operating income and higher earnings from Altria’s equity investment in SABMiller in the first quarter of 2010, and lower interest and other debt expense, net as a result of 2009 first-quarter financing fees related to the acquisition of UST.

CIGARETTES

The cigarettes segment’s financial and volume comparisons for the first quarter of 2010 versus the prior-year period were impacted by events related to last year’s FET increase on tobacco products.

Net revenues for the cigarettes segment increased 31.5% versus the prior-year period to $5.1 billion, due primarily to higher pricing related to the FET increase. Revenues net of excise taxes increased 5.5% versus the prior-year period, due primarily to higher list prices. Reported OCI for the cigarettes segment increased 7.6% versus the prior-year period to $1.2 billion, due primarily to higher list prices, and lower implementation and exit costs, partially offset by FDA user fees and lower volume. Excluding implementation and exit costs related to the previously announced closure of PM USA’s Cabarrus manufacturing facility, adjusted OCI increased 6.7% versus the prior-year period to $1.3 billion. Revenues and OCI for the cigarettes segment are summarized in Table 4 below.

Table 4 - Cigarettes: Revenues and OCI ($ Millions)
	First Quarter
	2010	2009	Change
Net Revenues	$5,123	$3,896	31.5%
Excise taxes	(1,731)	(680)

Revenues net of excise taxes	$3,392	$3,216	5.5%

Reported OCI	$1,230	$1,143	7.6%
Implementation and exit costs	29	37

Adjusted OCI	$1,259	$1,180	6.7%

Adjusted OCI margins*	37.1%	36.7%	0.4 pp
*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

PM USA has revised its cigarettes segment reporting of volume and retail share results to reflect how management evaluates segment performance. Beginning in the first quarter of 2010, PM USA is reporting the volume and retail share performance as follows: Marlboro; Other Premium brands, such as Virginia Slims, Parliament and Benson & Hedges; and Discount brands, which includes Basic and L&M as well as other discount brands.

PM USA’s reported domestic cigarette shipment volume for the first quarter of 2010 was 0.7% lower than the prior-year period, due primarily to different inventory dynamics in the first quarter of 2010 versus the prior-year period. In March 2009, PM USA’s shipment volume was negatively impacted as wholesalers and retailers depleted their inventories of PM USA’s brands in anticipation of the FET increase, which occurred on April 1, 2009. In the second quarter of 2009, the trade rebuilt their inventories of PM USA’s brands. In the first quarter of 2010, the trade increased inventory levels on PM USA’s brands from the beginning to the end of the quarter.

After adjusting for changes in trade inventories, PM USA’s 2010 first-quarter domestic shipment cigarette volume was estimated to be down approximately 11% versus the prior-year period. Total cigarette category volume was down an estimated 10% in the first quarter of 2010 versus the prior-year period when adjusted for changes in trade inventories. PM USA’s cigarette volume performance is summarized in Table 5 below.

Table 5 - Cigarettes: Reported Volume (Units in Billions)
	First Quarter
	2010	2009	Change
Marlboro	29.6	29.1	1.6%
Other Premium	2.4	2.7	(10.4)%
Discount	2.1	2.6	(17.0)%

Total Cigarettes	34.1	34.4	(0.7)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.; percent volume change calculation is based on units to the nearest million.

Marlboro achieved record retail share results in the first quarter of 2010. Marlboro’s first-quarter retail share increased 0.3 share points versus the prior-year period to 42.7%, driven primarily by Marlboro Menthol and the introduction of Marlboro Special Blend products. PM USA’s retail share performance is summarized in Table 6 below.

Table 6 - Cigarettes: Retail Share (Percent)
	First Quarter
	2010	2009	Change
Marlboro	42.7	42.4	0.3 pp
Other Premium	4.0	4.6	(0.6) pp
Discount	3.5	3.9	(0.4) pp

Total Cigarettes	50.2	50.9	(0.7) pp

Note: Cigarettes segment retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail.

SMOKELESS PRODUCTS

Altria acquired UST and its smokeless tobacco business, USSTC, on January 6, 2009. As a result, USSTC’s financial results from January 6 through March 31, 2009 are included in Altria’s consolidated and segment results for the quarter ended March 31, 2009. In addition, the smokeless products segment includes PM USA’s smokeless products.

The smokeless products segment’s financial and volume comparisons for the first quarter of 2010 versus the prior-year period were impacted by events related to last year’s FET increase on tobacco products.

Net revenues for the smokeless products segment increased 27.9% versus the prior-year period to $381 million, due primarily to higher volume. Reported OCI for the smokeless products segment was $178 million, an increase of $180 million versus the prior-year period, due primarily to lower exit, integration and UST acquisition-related costs, higher volume and cost savings. Excluding exit, integration and UST acquisition-related costs, adjusted OCI increased 49.2% versus the prior-year period to $188 million. Revenues and OCI for the smokeless products segment are summarized in Table 7 below.

Table 7 - Smokeless Products: Revenues and OCI ($ Millions)
	First Quarter
	2010	2009	Change
Net Revenues	$381	$298	27.9%
Excise taxes	(26)	(12)

Revenues net of excise taxes	$355	$286	24.1%

Reported OCI	$178	$(2)	100.0%+
Exit and integration costs	9	116
UST acquisition-related costs	1	12

Adjusted OCI	$188	$126	49.2%

Adjusted OCI margins*	53.0%	44.1%	8.9 pp
*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes

USSTC and PM USA’s combined reported domestic smokeless products shipment volume was 21.9% higher versus the prior-year period, due primarily to product initiatives in the first quarter of 2010 and trade inventory changes in the prior-year period. Shipments of Copenhagen Long Cut Straight and Extra Long Cut Natural, as well as the national expansion of Marlboro Snus, all occurred at the end of the first quarter of 2010. Skoal also expanded the distribution of its Skoal Slim Can pouch initiative in the first quarter of 2010. In addition, in the first quarter of 2009 the trade depleted inventories prior to the FET increase. Reported 2010 first-quarter volume increases were partially offset by the discontinuation of USSTC’s multi-can promotional deals and its Rooster brand in the first quarter of 2009.

After adjusting for new product pipeline volume, trade inventory changes, and the 2009 discontinuation of multi-can promotional deals and the Rooster brand, as well as other factors,

USSTC and PM USA’s combined domestic smokeless products shipment volume for the first quarter of 2010 was estimated to be up approximately 5%. Copenhagen and Skoal’s combined first-quarter adjusted shipment volume increased an estimated 11% when adjusted for new product pipeline volume and trade inventory changes, as well as other factors. USSTC believes that the smokeless category’s volume grew at an estimated rate of approximately 7% in the first quarter of 2010. USSTC and PM USA’s combined volume performance for smokeless products is summarized in Table 8 below.

Table 8 - Smokeless Products: Reported Volume (Cans and Packs in Millions)
	First Quarter
	2010	2009	Change
Copenhagen	83.8	63.8	31.3%
Skoal	67.7	61.5	10.1%

Copenhagen and Skoal	151.5	125.3	20.9%
Red Seal/Other	34.6	27.3	26.5%

Total Smokeless Products	186.1	152.6	21.9%

Note: Other includes PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units but excludes international volume. Additionally, 2009 volume includes 10.9 million cans of domestic volume shipped by USSTC prior to the UST acquisition. Percent volume change calculation is based on units to the nearest thousand. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. USSTC and PM USA have assumed the following equivalent ratios to calculate volumes of cans and packs shipped. One pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. One can of Skoal Slim Can pouches is equivalent to a 0.53 can of MST. All other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

USSTC and PM USA’s combined retail share of smokeless products decreased 0.8 share points versus the prior-year period; however, the combined retail share increased 0.8 share points versus the fourth-quarter of 2009. Copenhagen and Skoal’s combined retail share grew 1.0 share point versus the prior-year period, and 0.8 share points versus the fourth quarter of 2009. Copenhagen’s retail share grew 1.9 share points versus the prior-year period to 25.6%, and 1.0 share point versus the fourth quarter of 2009, as the brand benefited from the launch of Copenhagen Long Cut Wintergreen in the fourth quarter of 2009. Skoal’s retail share declined 0.9 share points versus the prior-year period to 23.1%, and 0.2 share points versus the fourth quarter of 2009. USSTC and PM USA’s combined retail share performance for smokeless products is summarized in Table 9 below.

Table 9 - Smokeless Products: Retail Share (Percent)
	First Quarter
	2010	2009	Change
Copenhagen	25.6	23.7	1.9 pp
Skoal	23.1	24.0	(0.9) pp

Copenhagen and Skoal	48.7	47.7	1.0 pp
Red Seal/Other	6.7	8.5	(1.8) pp

Total Smokeless Products	55.4	56.2	(0.8) pp

Note: Retail share performance is based on data from SymphonyIRI Group (SymphonyIRI) InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined as moist smokeless and spit-less tobacco products. Other includes PM USA smokeless tobacco products. It is SymphonyIRI’s standard practice to periodically refresh their InfoScan syndicated services, which could restate retail share results that were previously released. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

CIGARS

The cigars segment’s financial and volume comparisons for the first quarter of 2010 versus the prior-year period were impacted by events related to last year’s FET increase on tobacco products.

Net revenues for the cigars segment increased 17.4% versus the prior-year period to $135 million, reflecting higher pricing primarily related to the 2009 FET increase. Revenues net of excise taxes for the cigars segment decreased 12.1% versus the prior-year period to $87 million, due primarily to lower volume. Last year, reported OCI for the cigars segment in the first quarter increased 31.7%, largely due to trade purchases in advance of last year’s FET increase. This year, reported OCI for the cigars segment in the first quarter of 2010 decreased 13.0% versus the prior-year period to $47 million, due primarily to lower volume, partially offset by higher pricing. Adjusted OCI for cigars in the first quarter of 2010, which excludes integration costs, decreased 15.8% versus the prior-year period to $48 million. Revenues and OCI for the cigars segment are summarized in Table 10 below.

Table 10 - Cigars: Revenues and OCI ($ Millions)
	First Quarter
	2010	2009	Change
Net Revenues	$135	$115	17.4%
Excise taxes	(48)	(16)

Revenues net of excise taxes	$87	$99	(12.1)%

Reported OCI	$47	$54	(13.0)%
Integration costs	1	3

Adjusted OCI	$48	$57	(15.8)%

Adjusted OCI margins*	55.2%	57.6%	(2.4) pp
*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Middleton’s reported cigar volume decreased 18.3% versus the prior-year period to 282 million units due to the following factors. Middleton believes that wholesalers accumulated cigar inventory in advance of the FET increase during the first quarter of 2009 because there was no floor tax in the 2009 FET increase for machine-made large cigars. Middleton also shipped new product pipeline volume for Black & Mild Wood Tip in the first quarter of 2009. Finally, wholesalers reduced inventory levels on Middleton’s products from the beginning to the end of the first quarter of 2010.

After adjusting for changes in trade inventories, Middleton’s shipment volume was estimated to be essentially flat versus the prior-year period. Middleton believes that the machine-made large cigars category’s volume was essentially flat in the first quarter of 2010. Middleton’s volume performance for cigars is summarized in Table 11 below.

Table 11 - Cigars: Reported Volume (Units in Millions)
	First Quarter
	2010	2009	Change
Black & Mild	276	336	(18.0)%

Total Cigars	282	345	(18.3)%

Note: Percent volume change calculation is based on units to the nearest thousand.

Middleton’s retail share increased 0.1 share point versus the prior-year period to 28.6%. In the first quarter of 2010, Black & Mild’s retail share increased 0.3 share points versus the prior-year period to 28.2% as it benefited from the 2009 introductions of Black & Mild Wood Tip and Black & Mild Wood Tip Wine. Middleton’s retail share performance for cigars is summarized in Table 12 below.

Table 12 - Cigars: Retail Share (Percent)
	First Quarter

	2010	2009	Change

Black & Mild	28.2	27.9	0.3 pp

Total Cigars	28.6	28.5	0.1 pp

Note: Retail share results for cigars are based on data from SymphonyIRI Group (SymphonyIRI) InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI’s standard practice to periodically refresh their InfoScan syndicated services, which could restate retail share results that were previously released.

WINE

Altria acquired UST and its premium wine business, Ste. Michelle, on January 6, 2009. As a result, Ste. Michelle’s financial results from January 6 through March 31, 2009 are included in Altria’s consolidated and segment results for the quarter ended March 31, 2009.

Net revenues for the wine segment increased 26.7% versus the prior-year period to $95 million and revenues net of excise taxes increased 26.4% to $91 million, due primarily to higher volume. Reported OCI for the wine segment increased $6 million versus the prior-year period to $7 million, due primarily to higher volume and lower pre-tax charges for exit, integration and acquisition-related costs. Excluding those pre-tax charges, adjusted OCI for the wine segment increased 33.3% versus the prior-year period to $12 million as shown in Table 13 below.

Table 13 - Wine: Revenues and OCI ($ Millions)
	First Quarter

	2010	2009	Change

Net Revenues	$95	$75	26.7%
Excise taxes	(4)	(3)

Revenues net of excise taxes	$91	$72	26.4%

Reported OCI	$7	$1	100.0	%+
Exit, integration and acquisition-related costs	5	8

Adjusted OCI	$12	$9	33.3%

Adjusted OCI margins*	13.2%	12.5%	0.7	pp
*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Ste. Michelle’s first quarter of 2010 wine shipment volume increased 22% versus the prior-year period to 1.4 million cases, due primarily to the strength of its Chateau Ste. Michelle wines, higher trade inventory levels as wholesalers rebuilt inventory levels from last year, higher on-premise channel volume that includes restaurants and bars, and calendar differences.

After adjusting for calendar differences, Ste. Michelle’s wine shipment volume was estimated to be up 16% versus the prior-year period. Ste. Michelle’s volume performance for wine is summarized in Table 14 below.

Table 14 - Wine: Reported Volume (Cases in Thousands)
	First Quarter
	2010	2009	Change
Chateau Ste. Michelle	536	370	44.9%
Columbia Crest	433	403	7.5%
Other	469	406	15.5%

Total Wine	1,438	1,179	22.0%

Note: Percent volume change calculation is based on units to the nearest hundred.

Ste. Michelle’s retail unit volume, as measured by Nielsen Total Wine Database – U.S. Food, Drug & Liquor (Nielsen), increased 6.1% in the first quarter of 2010 versus the prior-year period. The total wine industry’s retail unit volume, as measured by Nielsen, increased 3.9% in the first quarter of 2010 versus the prior-year period.

FINANCIAL SERVICES

Reported OCI for the financial services segment was $21 million, a decrease of $99 million versus the prior-year period, due primarily to lower gains on asset sales in 2010. The allowance for losses at the end of the first quarter of 2010 was $202 million, which reflects a decrease of $64 million during the first quarter of 2010, due primarily to write-offs related to leases with General Motors LLC, the successor to General Motors Corporation’s North American automobile business. PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

ALTRIA’S PROFILE

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle, and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under twenty different labels including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2009.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation, including the Family Smoking Prevention and Tobacco Control Act that granted the Food and Drug Administration broad authority to regulate tobacco products; privately imposed smoking restrictions; and governmental and grand jury investigations.

Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds. Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Contact:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

Source: Altria Group, Inc.

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$5,760	$4,523	27.3%
Cost of sales (*)	1,867	1,770	5.5%
Excise taxes on products (*)	1,809	711	100%+

Gross profit	2,084	2,042	2.1%
Marketing, administration and research costs	594	604
Exit costs	7	122

Operating companies income	1,483	1,316	12.7%
Amortization of intangibles	6	6
General corporate expenses	47	53
UST acquisition-related transaction costs	-	60
Corporate exit costs	-	6

Operating income	1,430	1,191	20.1%
Interest and other debt expense, net	287	336
Earnings from equity investment in SABMiller	(138)	(106)

Earnings before income taxes	1,281	961	33.3%
Provision for income taxes	468	372	25.8%

Net earnings	$813	$589	38.0%

Per share data:
Basic earnings per share	$0.39	$0.28	39.3%
Diluted earnings per share	$0.39	$0.28	39.3%

Weighted average diluted shares outstanding	2,077	2,067	0.5%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 4.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended March 31,

(dollars in millions)

(Unaudited)

	Net Revenues

	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$5,123	$381	$135	$95	$26	$5,760
2009	3,896	298	115	75	139	4,523
% Change	31.5%	27.9%	17.4%	26.7%	(81.3)%	27.3%

Reconciliation:
For the quarter ended March 31, 2009	$3,896	$298	$115	$75	$139	$4,523

Operations	1,227	83	20	20	(113)	1,237

For the quarter ended March 31, 2010	$5,123	$381	$135	$95	$26	$5,760

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended March 31,

(dollars in millions)

(Unaudited)

	Operating Companies Income

	Cigarettes	Smokeless Products		Cigars	Wine		Financial Services	Total
2010	$1,230	$178		$47	$7		$21	$1,483
2009	1,143	(2)		54	1		120	1,316
% Change	7.6%	100.0	% +	(13.0)%	100.0	% +	(82.5)%	12.7%

Reconciliation:
For the quarter ended March 31, 2009	$1,143	$(2)		$54	$1		$120	$1,316

Exit costs - 2009	19	101		-	2		-	122
Integration costs - 2009	-	15		3	1		-	19
Implementation costs - 2009	18	-		-	-		-	18
UST acquisition-related costs - 2009	-	12		-	5		-	17

	37	128		3	8		-	176

Exit costs - 2010	(5)	(2)		-	-		-	(7)
Integration costs - 2010	-	(7)		(1)	(1)		-	(9)
Implementation costs - 2010	(24)	-		-	-		-	(24)
UST acquisition-related costs - 2010	-	(1)		-	(4)		-	(5)

	(29)	(10)		(1)	(5)		-	(45)

Operations	79	62		(9)	3		(99)	36

For the quarter ended March 31, 2010	$1,230	$178		$47	$7		$21	$1,483

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Supplemental Financial Data by Reporting Segment

(dollars in millions)

(Unaudited)

	For the Quarters Ended March 31,
	2010	2009

The segment detail of excise taxes on products sold is as follows:

Cigarettes	$1,731	$680
Smokeless products	26	12
Cigars	48	16
Wine	4	3

	$1,809	$711

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Cigarettes	$1,179	$1,148
Smokeless products	3	2
Cigars	1	1

	$1,183	$1,151

The segment detail of FDA user fees included in cost of sales is as follows:

Cigarettes	$26	$-

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended March 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2010 Net Earnings	$813	$0.39
2009 Net Earnings	$589	$0.28
% Change	38.0%	39.3%

Reconciliation:
2009 Net Earnings	$589	$0.28

2009 Exit, integration and implementation costs	105	0.05
2009 UST acquisition-related costs	117	0.06

	222	0.11

2010 Exit, integration and implementation costs	(27)	(0.01)
2010 UST acquisition-related costs	(3)	-
2010 SABMiller special items	(11)	(0.01)
2010 Tax items (*)	(12)	(0.01)

	(53)	(0.03)

Change in tax rate	21	0.01
Operations	34	0.02

2010 Net Earnings	$813	$0.39

2010 Net Earnings Adjusted For Special Items	$866	$0.42
2009 Net Earnings Adjusted For Special Items	$811	$0.39
% Change	6.8%	7.7%

(*)	Elimination of tax deductions for retiree prescription drug subsidies pursuant to the 2010 health care legislation.

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$3,290	$1,871
Inventories	1,813	1,810
Deferred income taxes	1,261	1,336
Other current assets	674	756
Property, plant and equipment, net	2,635	2,684
Goodwill and other intangible assets, net	17,306	17,312
Investment in SABMiller	5,177	4,980
Other long-term assets	1,102	1,097

Total consumer products assets	33,258	31,846
Total financial services assets	4,741	4,831

Total assets	$37,999	$36,677

Liabilities and Stockholders' Equity
Short-term borrowings	$200	$-
Current portion of long-term debt	775	775
Accrued settlement charges	4,712	3,635
Other current liabilities	3,353	3,582
Long-term debt	11,185	11,185
Deferred income taxes	4,468	4,383
Accrued postretirement health care costs	2,347	2,326
Accrued pension costs	1,157	1,157
Other long-term liabilities	1,223	1,248

Total consumer products liabilities	29,420	28,291
Total financial services liabilities	4,282	4,282

Total liabilities	33,702	32,573
Redeemable noncontrolling interest	32	32
Total stockholders' equity	4,265	4,072

Total liabilities and stockholders' equity	$37,999	$36,677

Total debt	$12,160	$11,960